Exhibit 10.2

Purchase orders Financing loan main items

Borrower:	Weifang Lakeland Safety Products Co., Ltd.
Lender:	Bank of China, Anqiu Branch
Both parties agree that this contract is based on both sides for the development of friendly, mutual cooperation, voluntary, equality and the principle of good faith.

Loan borrowing main clause as below:

Article 1.	Amount of purchase order loan: USD $720,000.
Article 2.	Life of loan: 12 months - beginning August 12, 2013 and ending August 11, 2014.
Article 3.	Purpose of loan: Material purchase.
Borrower cannot change the loan purpose without the approval from the lender.
Article 4.	Interest rate of loan and calculation.
Yearly interest amount: USD $47,520;
Effective per annum interest rate: 6.6%;
Interest payment will be made at 6 months and at the end of the loan.
If borrower fails to repay the principal and interest before the due date, or fails to use the loan for purposes as agreed in this contract, the lender shall be entitled to collect default interest pursuant to the relevant rules.
Article 5.	Repayment of loan
The borrower is required to open an account with the Lender;
The account name is: Weifang Lakeland Safety Products Co., Ltd;
Borrower to deposit sufficient money for repayment before each due date.